EXHIBIT 10.15

CONFORMED COPY

INVESTMENT NUMBER 24346

Loan Agreement

between

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

BPZ MARINE PERU S.R.L

and

INTERNATIONAL FINANCE CORPORATION

Dated as of August 15, 2008

i

ii

LOAN AGREEMENT

LOAN AGREEMENT (the “Agreement”) dated as of August 15, 2008 between BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L. (“BPZ Exploración” and a “Borrower”), incorporated as a limited liability company registered in Peru, BPZ MARINE PERU S.R.L. (“BPZ Marine” and a “Borrower” and, together with BPZ Exploración, the “Borrowers”) and INTERNATIONAL FINANCE CORPORATION, an international organization established by Articles of Agreement among its member countries, including Peru (“IFC”).

RECITALS

IFC, the Borrowers and the Additional Secured Facility Lenders (upon accession thereto) have entered or will enter into a Common Terms Agreement dated as of the date hereof (the “Common Terms Agreement”) which sets out, inter alia, certain terms and conditions under which the Lenders shall provide revolving credit facilities to the Borrowers; and

This Agreement sets out the additional terms and conditions under which IFC shall provide the IFC Facility to the Borrowers.

ARTICLE I

Definitions and Interpretation

Section 1.01.                             Definitions.  Wherever used in this Agreement, terms defined in the Common Terms Agreement (as defined below) shall have the same meanings herein unless otherwise defined herein.  In addition, the following terms have the meanings opposite them:

“Available Amount”                                                                                  as of the date of calculation, the lesser of (i) the Maximum Facility Amount (as cancelled or reduced from time to time) less the principal amount of Loans outstanding as of the date of calculation, and (ii) the Maximum Available Amount as of the date of calculation;

“Business Day”                                                                                                          a day when banks are open for business in New York, New York and Lima, Peru or, solely for the purpose of determining the Interest Rate other than pursuant to Section 2.03(d)(ii), London, England;

“Disbursement”                                                                                                          any disbursement of the Loans;

“IFC Fee Letter”                                                                                                         the letter agreement dated as of the date hereof between IFC and the Borrowers;

“Increased Costs”                                                                                              the amount certified in an Increased Costs Certificate to be the net incremental costs of, or reduction in return to, IFC or any participant who has acquired a participation in the Loans in connection with the making or maintaining of the Loans that result from:

(i)                                     any change in any applicable law or regulation or directive (whether or not having the force of law) or in its interpretation or application by any Authority charged with its administration; or

(ii)                                  compliance with any request from, or requirement of, any central bank or other monetary or other Authority;

which, in either case, after the date of this Agreement (or, in the case of a participant that has acquired a participation in the Loans, the date of its participation agreement):

(A)                              imposes, modifies or makes applicable any reserve, special deposit or similar requirements against assets held by, or deposits with or for the account of, or loans made by, IFC or such participant;

(B)                                imposes a cost on IFC or such participant as a result of IFC or such participant having made the Loans (or acquired such participation) or reduces the rate of return on the overall capital of IFC or such participant that it would have achieved, had IFC or such participant not made the Loans (or acquired such participation);

(C)                                changes the basis of taxation on payments received by IFC or such participant in respect of the Loans or such participation (otherwise than by a change in taxation of the overall net income of IFC or such participant imposed by the jurisdiction of its incorporation or in which it books such participation or in any political subdivision of any such jurisdiction; or

(D)                               imposes on IFC or such participant any other condition regarding the making or maintaining of the Loans or such participation;

but excluding any incremental costs of making or maintaining a participation in the Loans that are a direct result of the relevant participant having its principal office in Peru or having or maintaining a permanent office or establishment in Peru, if and to the extent that permanent office or establishment acquires that participation.

“Increased Costs

Certificate”                                                                                                                                    a certificate provided from time to time by IFC (based, if appropriate, on a certificate to IFC from any participant who has acquired a participation in the Loans, if Increased Costs affect its participation) certifying:

(i)                                     the circumstances giving rise to the Increased Costs;

(ii)                                  that the costs of IFC or, as the case may be, that participant, have increased or the rate of return of either of them has been reduced;

(iii)                               that either IFC or such participant has, in IFC’s opinion, exercised reasonable efforts to minimize or eliminate the relevant increase or reduction, as the case may be; and

(iv)                              the amount of Increased Costs;

“Interest Determination

Date”                                                                                                                                                                 except as otherwise provided in Section 2.03 (d) (ii) (Interest), the second Business Day before the beginning of each Interest Period;

“Interest Payment Date”                                                              June 30 and December 31 in each year;

“Interest Period”                                                                                                      each period of six (6) months, except in the case of any Loan that is made on a date other than an Interest Payment Date, when it means the period beginning on the date on which that Loan is made and ending on the day immediately before the next following Interest Payment Date;

“Interest Rate”                                                                                                                for any Interest Period, the rate at which interest is payable on the Loan during that Interest Period, determined in accordance with Section 2.03 (Interest);

“LIBOR”                                                                                                                                                the British Bankers’ Association (“BBA”) interbank offered rates for deposits in Dollars which appear on the relevant page of the Reuters Service (currently page LIBOR01) or, if not available, on the relevant pages of any other service (such as Bloomberg Financial Markets Service) that displays such BBA rates; provided that if BBA for any reason ceases (whether permanently or temporarily) to publish interbank offered rates for deposits in Dollars, “LIBOR” shall mean the rate determined pursuant to Section 2.03 (d) (Interest);

“Loan”                                                                                                                                                         the principal amount of each borrowing under the IFC Facility or, as the context requires, the principal amount from time to time outstanding of such borrowing; provided that, for the avoidance of doubt, and subject to Section 3.3 (Rollover Loans) of the Common Terms Agreement, on each Interest Payment Date all Loans (including Rollover Loans) outstanding on such Interest Payment Date shall (to the extent not repaid) be consolidated into a single Loan on such Interest Payment Date;

“Relevant Change”                                                                                         has the meaning specified in Section 2.16 (Illegality of Participation);

“Relevant Spread”                                                                                             2.75% per annum;

“Revenue Account”                                                                                   the bank account entitled “BPZ Exploración—Revenue Account” (or as it is otherwise entitled in the agreement creating the Flow Trust) established with the Security Trustee in the name of the trust created under the Flow Trust; and

“Taxes”                                                                                                                                                     any present or future taxes, withholding obligations, duties and other charges of whatever nature levied by any Authority.

Section 1.02.                             Interpretation.  This Agreement shall be interpreted in accordance with Section 1.3 (Interpretation) of the Common Terms Agreement.

Section 1.03.                             Business Day Adjustment.  (a) When an Interest Payment Date is not a Business Day, then such Interest Payment Date shall be automatically changed to the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 When the day on or by which a payment (other than a payment of principal or interest) is due to be made is not a Business Day, that payment shall be made on or by the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

Section 1.04.                             Common Terms Agreement.  This Agreement constitutes the IFC Loan Agreement referred to in the Common Terms Agreement and the provisions of the Common Terms Agreement are hereby incorporated herein by this reference.  In the event of any conflict between the provisions of this Agreement and the Common Terms Agreement, the provisions of this Agreement shall prevail.

ARTICLE II

The IFC Facility

Section 2.01.                             The IFC Facility.  (a) Subject to the provisions of this Agreement and the Common Terms Agreement, IFC agrees to make available to the Borrowers a revolving loan facility of up to fifteen million Dollars ($15,000,000) (the “IFC Facility”).

(b)                                 Each Loan under the IFC Facility may be utilized only for the purposes set forth in Section 2.1 (The Project) of the Common Terms Agreement.

(c)                                  The Borrowers’ obligations under this Agreement and the other Finance Documents are joint and several.

Section 2.02.                             Disbursement Procedure.

(a)                                  The Borrowers may request Disbursements during the Availability Period by delivering to IFC, at least ten (10) Business Days prior to the proposed date of disbursement, a Disbursement Application substantially in the form of Schedule 1.

(b)                                 Each Disbursement shall be made by IFC at a bank in New York, New York for further credit to the Revenue Account or such other bank account in Peru acceptable to IFC, all as specified by the Borrowers in the relevant Disbursement request.

(c)                                  Each Disbursement shall be made in an amount of (i) not less than five million Dollars ($5,000,000) or (ii) if less, the Available Amount.

(d)                                 The Borrowers shall deliver to IFC a receipt, substantially in the form of Schedule 2, within five (5) Business Days following each Disbursement.

(e)                                  On each Interest Payment Date on which there are any Loans outstanding, the Borrowers shall be conclusively deemed to have delivered to IFC a Rollover Request in accordance with Section 3.3 (Rollover Loans) of the Common Terms Agreement.

Section 2.03.                             Interest.  Subject to the provisions of Section 2.04 (Default Rate Interest), the Borrower shall pay interest on each Loan in accordance with this Section 2.03:

(a)                                  During each Interest Period, each Loan shall bear interest at the applicable Interest Rate for that Interest Period.

(b)                                 Interest on each Loan shall accrue from day to day, be prorated on the basis of a 360-day year for the actual number of days in the relevant Interest Period and be payable in arrears on the Interest Payment Date immediately following the end of that Interest Period.

(c)                                  The Interest Rate for any Interest Period shall be the rate which is the sum of:

(i)                                     the Relevant Spread; and

(ii)                                  LIBOR on the Interest Determination Date for that Interest Period for six (6) months (or, in the case of any Loan that is made on a date other than an Interest Payment Date, for one (1) month, two (2) months, three (3) months or six (6) months, whichever period is closest to the duration of the relevant Interest Period (or, if two periods are equally close, the longer one)) rounded upward to the nearest three decimal places.

(d)                                 If, for any Interest Period, IFC cannot determine LIBOR by reference to the Reuters Service or any other service that displays BBA rates, IFC shall notify the relevant Borrower and shall instead determine LIBOR:

(i)                                     on the second Business Day before the beginning of the relevant Interest Period by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., London time, for deposits in Dollars and otherwise in accordance with Section 2.03 (c) (ii), by any four (4) major banks active in Dollars in the London interbank market, selected by IFC; provided that if less than four quotations are received, IFC may rely on the quotations so received if not less than two (2); or

(ii)                                  if less than two (2) quotations are received from the banks in London in accordance with subsection (i) above, on the first day of the relevant Interest Period, by calculating the arithmetic mean (rounded upward to the nearest three decimal places) of the offered rates advised to IFC on or around 11:00 a.m., New York time, for loans in Dollars and otherwise in accordance with Section 2.03 (c) (ii), by a major bank or banks in New York, New York selected by IFC.

(e)                                  On each Interest Determination Date for any Interest Period, IFC shall determine the Interest Rate applicable to that Interest Period and promptly notify the Borrowers of those rates.

(f)                                    The determination by IFC, from time to time, of the applicable Interest Rate shall be final and conclusive and bind the Borrowers (unless the Borrowers show to IFC’s satisfaction that the determination involves manifest error).

Section 2.04.                             Default Rate Interest.  (a) Without limiting the remedies available to IFC under this Agreement or otherwise (and to the maximum extent permitted by applicable law), if any Borrower fails to make any payment of principal or interest (including interest payable pursuant to this Section) or any other payment provided for in Section 2.07 (Fees) when due as specified in this Agreement (whether at stated maturity or upon acceleration), the Borrowers shall pay interest on the amount of that payment due and unpaid at the rate which shall be the sum of two per cent (2%) per annum and the Interest Rate in effect from time to time.

(b)                                 Interest at the rate referred to in Section 2.04 (a) shall accrue from the date on which payment of the relevant overdue amount became due until the date of actual payment of that amount (as well after as before judgment), and shall be payable on demand or, if not demanded, on each Interest Payment Date falling after any such overdue amount became due.

Section 2.05.                             Repayment.  (a) Subject to Section 1.03 (Business Day Adjustment) and Section 2.02(e) (Disbusement Procedure), the Borrowers shall repay each Loan in full on the Interest Payment Date immediately following the date of Disbursement of such Loan.

(b)                                 Subject to the terms of this Agreement and the Common Terms Agreement, the principal amount of any Loan repaid under this Agreement may be re-borrowed.

Section 2.06.                             Prepayment.  Without prejudice to Section 2.16 (Illegality of Participation):

(a)                                  subject to the requirements of Section 3.8 (General Prepayment Terms) of the Common Terms Agreement, the Borrower may prepay on any Interest Payment Date all or any part of any Loan, on not less than fifteen (15) days prior notice to IFC, but only if:

(i)                                     the Borrower simultaneously pays all accrued interest and Increased Costs (if any) on the amount of the Loans to be prepaid, together with all other amounts then due and payable under this Agreement, including the amount payable under Section 2.11 (Unwinding Costs), if the prepayment is not made on an Interest Payment Date;

(ii)                                  for a partial prepayment, that prepayment is an amount not less than three hundred seventy-five thousand Dollars ($375,000); and

(iii)                               if requested by IFC, the Borrowers deliver to IFC, prior to the date of prepayment, evidence reasonably satisfactory to IFC that all necessary Authorizations with respect to the prepayment have been obtained.

(b)                                 The Borrowers shall make the prepayment in accordance with the terms of any notice delivered in accordance with Section 2.06(a).

(c)                                  The Borrowers shall also make the prepayments required under Section 3 (Loans) of the Common Terms Agreement.

Section 2.07.                             Fees.  (a) The Borrowers shall pay to IFC a commitment fee:

(i)                                     at the rate of one per cent (1%) per annum on an amount equal to that part of the Maximum Available Amount of the IFC Facility that from time to time has not been disbursed or canceled, beginning to accrue on the date of this Agreement;

(ii)                                  at the rate of ten percent (10%) of the Relevant Spread per annum on an amount equal to (x) the Maximum Facility Amount less (y) the Maximum Available Amount from time to time of the IFC Facility, beginning to accrue on the date of this Agreement;

(iii)                               pro rated on the basis of a 360-day year for the actual number of days elapsed; and

(iv)                              payable semi-annually, in arrears, on each Interest Payment Date, the first such payment to be due on December 31, 2008.

(b)                                 The Borrowers shall also pay to IFC:

(i)                                     a front-end fee of one and one-half percent (1½%) of the amount of the IFC Facility, to be paid on the earlier of (x) the date which is thirty (30) days after the date of this Agreement and (y) the date immediately preceding the date of the first Disbursement;

(ii)                                  the fees set forth in the IFC Fee Letter; and

(iii)                               if the Borrowers and IFC agree to restructure all or part of the Loans, the Borrowers and IFC shall negotiate in good faith an appropriate amount to compensate IFC for the additional work of IFC staff required in connection with such restructuring.

Section 2.08.                             Currency and Place of Payments.  (a) The Borrowers shall make all payments of principal, interest, fees, and any other amount due to IFC under this Agreement in Dollars, in same day funds, to the account of IFC at Citibank N.A., 111 Wall Street, New York, New York, U.S.A., ABA #021000089, for credit to IFC’s account number 36085579, or at such other bank or account as IFC from time to time designates, quoting Investment No. 24346.  Payments must be received in IFC’s designated account no later than 1:00 p.m. New York time.

(b)                                 The tender or payment of any amount payable under this Agreement (whether or not by recovery under a judgment) in any currency other than Dollars shall not novate, discharge or satisfy the obligation of the Borrowers to pay in Dollars all amounts payable under this Agreement except to the extent that (and as of the date when) IFC actually receives funds in Dollars in the account specified in, or pursuant to, Section 2.08 (a).

(c)                                  The Borrowers shall indemnify IFC against any losses resulting from a payment being received or an order or judgment being given under this Agreement in any currency other than Dollars or any place other than the account specified in, or pursuant to, Section 2.08 (a). The Borrowers shall, as a separate obligation, pay such additional amount as is necessary to enable IFC to receive, after conversion to Dollars at a market rate and transfer to that account, the full amount due to IFC under this Agreement in Dollars and in the account specified in, or pursuant to, Section 2.08 (a).

(d)                                 Notwithstanding the provisions of Section 2.08 (a) and Section 2.08 (b), IFC may require the Borrowers to pay (or reimburse IFC) for any Taxes, fees, costs, expenses and other amounts payable under Section 2.14 (a) (Taxes) and Section 2.15 (Expenses) in the currency in which they are payable, if other than Dollars.

Section 2.09.                             Allocation of Partial Payments.  If at any time IFC receives less than the full amount then due and payable to it under this Agreement, IFC may allocate and apply the amount received in any way or manner and for such purpose or purposes under this Agreement as IFC in its sole discretion determines, notwithstanding any instruction that the Borrowers may give to the contrary.

Section 2.10.                             Increased Costs.  On each Interest Payment Date, the Borrowers shall pay, in addition to principal and interest, the amount which IFC from time to time notifies to the Borrowers in an Increased Costs Certificate as being the aggregate Increased Costs accrued and unpaid prior to that Interest Payment Date.

Section 2.11.                             Unwinding Costs.  (a) If IFC incurs any cost, expense or loss (other than loss of the Relevant Spread) as a result of the Borrowers:

(i)                                     failing to borrow in accordance with a request for Disbursement made pursuant to Section 2.02 (Disbursement Procedure);

(ii)                                  failing to prepay in accordance with a notice of prepayment;

(iii)                               prepaying all or any portion of the Loans; or

(iv)                              after acceleration of the Loans, paying all or a portion of the Loans on a date other than an Interest Payment Date;

then the Borrowers shall promptly pay to IFC the amount that IFC from time to time notifies to the Borrowers as being the amount of those costs, expenses and losses incurred.

(b)                                 For the purposes of this Section, “costs, expenses or losses” include any premium, penalty or expense incurred to liquidate or obtain third party deposits, borrowings, hedges or swaps in order to make, maintain, fund or hedge all or any part of any Loan or prepayment of any Loan, or any payment of all or part of the Loans upon acceleration.

Section 2.12.                             Suspension or Cancellation by IFC.  (a) IFC may, by notice to the Borrowers, suspend or cancel the right of the Borrowers to the undisbursed portion of the IFC Facility in whole or in part:

(i)                                     if the first Disbursement of a Loan has not been made by October 31, 2008, or such other date as the parties agree;

(ii)                                  if any Event of Default has occurred and is continuing or if the Event of Default specified in Section 8.1(d) of the Common Terms Agreement is, in the reasonable opinion of IFC, imminent; or

(iii)                               any event or condition has occurred which has or can be reasonably expected to have a Material Adverse Effect.

(b)                                 Upon the giving of any such notice, the right of the Borrowers to any further Disbursement of the undisbursed portion of the IFC Facility shall be suspended or canceled, as the case may be.  The exercise by IFC of its right of suspension shall not preclude IFC from exercising its right of cancellation, either for the same or any other reason specified in Section 2.12(a) and shall not limit any other provision of this Agreement.  Upon any cancellation the Borrowers shall, subject to paragraph (c) of this Section 2.12, pay to IFC all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to the date of that cancellation.

(c)                                  In the case of partial cancellation of the undisbursed portion of the IFC Facility pursuant to paragraph (a) of this Section 2.12, or Section 2.13(a), interest on the amount then outstanding of the Loans remains payable as provided in Section 2.03 (Interest).

Section 2.13.                             Cancellation by the Borrowers.  (a) Subject to the requirements of Section 3.9 (Cancellation by the Borrowers) of the Common Terms Agreement, the Borrowers may, by notice to IFC, irrevocably request IFC to cancel, in whole or in part, the undisbursed portion of the IFC Facility on the date specified in that notice (which shall be a date not earlier than fifteen (15) days after the date of that notice); provided that the Borrowers may request any such cancellation only once in any Financial Year.

(b)                                 IFC shall, by notice to the Borrowers, cancel such undisbursed portion of the IFC Facility effective as of that specified date if, subject to Section 2.12(c), IFC has received all fees and other amounts accrued (whether or not then due and payable) under this Agreement up to such specified date.

(c)                                  Any portion of the Facility that is cancelled under this Section 2.13 may not be reinstated or disbursed.

Section 2.14.                             Taxes.  (a) The Borrowers shall pay or cause to be paid all Taxes (other than taxes, if any, payable on the overall income of IFC) on or in connection with the payment of any and all amounts due under this Agreement that are now or in the future levied or imposed by any Authority of the Republic of Peru or by any organization of which the Republic of Peru is a member or any jurisdiction through or out of which a payment is made.

(b)                                 All payments of principal, interest, fees and other amounts due under this Agreement shall be made without deduction for or on account of any Taxes.

(c)                                  If the Borrowers are prevented by operation of law or otherwise from making or causing to be made those payments without deduction, the principal or (as the case may be) interest, fees or other amounts due under this Agreement shall be increased to such amount as may be necessary so that IFC receives the full amount it would have received (taking into account any Taxes payable on amounts payable by the Borrowers under this subsection) had those payments been made without that deduction.

(d)                                 If Section 2.14 (c) applies and IFC so requests, the Borrowers shall deliver to IFC official tax receipts evidencing payment (or certified copies of them) within thirty (30) days of the date of that request.

Section 2.15.                             Expenses.  (a) The Borrowers shall pay or, as the case may be, reimburse IFC or its assignees any amount paid by them on account of, all taxes (including stamp taxes), duties, fees or other charges payable on or in connection with the execution, issue, delivery, registration or notarization of the Transaction Documents and any other documents related to this Agreement or any other Transaction Document.

(b)                                 The Borrowers shall pay to IFC or as IFC may direct:

(i)                                     the fees and expenses set forth in Section 6.14 (Costs and Expenses) of the Common Terms Agreement; and

(ii)                                  the documented fees and expenses of IFC’s counsel, being White & Case LLP, and Estudio Aurelio García Sayán Abogados, Peruvian counsel, incurred in connection with:

(A)                              Project-related due diligence conducted and the preparation of the investment by IFC provided for under this Agreement and any other Transaction Document; and

(B)                                the administration by IFC of the investment provided for in this Agreement.

Section 2.16.                             Illegality of Participation.  If IFC has sold a participation in the Loans and after the date of this Agreement, any change made in any applicable law or regulation or official directive (or its interpretation or application by any Authority charged with its administration) (herein the “Relevant Change”) makes it unlawful for the participant acquiring that participation to continue to maintain or to fund its participation:

(a)                                  the Borrowers shall, upon request by IFC (but subject to any applicable Authorization having been obtained), on the earlier of (x) the next Interest Payment Date and (y) the date that IFC advises the Borrowers is the latest day permitted by the Relevant Change, prepay in full that part of the Loans that IFC advises corresponds to that participation;

(b)                                 concurrently with the prepayment of the part of the Loans corresponding to the participation affected by the Relevant Change, the Borrowers shall pay all accrued interest, Increased Costs (if any) on that part of the Loans (and, if that prepayment is not made on an Interest Payment Date, any amount payable in respect of the prepayment under Section 2.11 (Unwinding Costs)); and

(c)                                  the Borrowers agree to take all reasonable steps to obtain, as quickly as possible after receipt of IFC’s request for prepayment, the Authorization referred to in Section 2.16 (a) if any such Authorization is then required.

Section 2.17.                             Mitigation.  If the Borrowers become obligated to make payments or prepay Loans under Section 2.10 (Increased Costs) or 2.16 (Illegality of Participation), IFC shall request the relevant participant to take such steps (to the extent it can lawfully do so and without prejudice to its own position) as are reasonably available to it with a view to mitigating the circumstances giving rise to such payment obligations.

ARTICLE III

Conditions of Disbursement

Section 3.01.                             Conditions of Disbursement.  (a)  The obligation of IFC to make any Disbursement is subject to the fulfillment prior to or concurrently with the making of such Disbursement of the conditions set forth in Section 4.1 (First Disbursement under each Facility), Section 4.2 (Special Conditions for First Disbursement under IFC Facility) and Section 4.4 (All Disbursements under the Facilities) of the Common Terms Agreement; and

(b)           the obligation of IFC to make any Disbursement is further subject to the fulfillment prior to or concurrently with the making of such Disbursement of the condition that, upon the request of IFC, IFC shall have received a legal opinion or opinions in form and substance satisfactory to IFC of Lenders’ counsel in Peru or in any other relevant jurisdiction with respect to matters relating to any changes in applicable Law.

Section 3.02.                             Borrower’s Certification.  (a)  The Borrowers shall deliver to IFC with respect to each request for Disbursement:

(i)                                     certifications, in the form included in Schedule 1, relating to the conditions referred to in Section 3.01 (Conditions of Disbursement) expressed to be effective as of the date of that Disbursement, and in the case of Section 4.2 (j)(i) of the Common Terms Agreement, also certified by the Auditors if IFC so requires; and

(ii)                                  such evidence as IFC may reasonably request of the proposed utilization of the proceeds of that Disbursement or the utilization of the proceeds of any prior Disbursement.

(b)                                 With respect to Rollover Loans, the Borrowers shall be deemed to have provided the certifications set forth in Schedule 1 as of the Interest Payment Date upon which such Rollover Loan is made.

Section 3.03.                             Conditions for IFC Benefit.  The conditions in Section 4 (Conditions Precedent) of the Common Terms Agreement and in this Article III are for the benefit of IFC and may be waived only by IFC in its sole discretion.

ARTICLE IV

Miscellaneous

Section 4.01.                             Saving of Rights.  (a) The rights and remedies of IFC in relation to any misrepresentation or breach of warranty on the part of the Borrowers shall not be prejudiced by any investigation by or on behalf of IFC into the affairs of the Borrowers, by the execution or the performance of this Agreement, or by any other act or thing which may be done by or on behalf of IFC in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)                                 No course of dealing or waiver by IFC in connection with any condition of Disbursement of any Loan under this Agreement shall impair any right, power or remedy of IFC with respect to any other condition of Disbursement, or be construed to be a waiver thereof; nor shall the action of IFC with respect to any Disbursement affect or impair any right, power or remedy of IFC with respect to any other Disbursement.

(c)                                  Unless otherwise notified to the Borrowers by IFC and without prejudice to the generality of Section 4.01(b), the right of IFC to require compliance with any condition under this Agreement that may be waived by IFC with respect to any Disbursement is expressly preserved for the purposes of any subsequent Disbursement.

(d)                                 No course of dealing and no failure or delay by IFC in exercising, in whole or in part, any power, remedy, discretion, authority or other right under this Agreement or any other agreement shall waive or impair, or be construed to be a waiver of, such or any other power, remedy, discretion, authority or right under this Agreement, or in any manner preclude its additional or future exercise; nor shall the action of IFC with respect to any default, or any acquiescence by it therein, affect or impair any right, power or remedy of IFC with respect to any other default.

Section 4.02.                             Notices.  Any notice, request or other communication to be given or made under this Agreement shall be in writing.  Subject to Sections 6.17(j) and (k) (Furnishing of Information by the Borrower) of the Common Terms Agreement and Section 9.7 (Jurisdiction and Enforcement) of the Common Terms Agreement, any such communication may be delivered by hand, airmail, facsimile or established courier service to the party’s address specified below or at such other address as such party notifies to the other party from time to time, and will be effective upon receipt.

For the Borrowers:

BPZ Exploración & Producción S.R.L.

BPZ Marine Peru S.R.L.

Attention:  General Manager

Manual de Falla #297

San Borja, Lima

Peru

Facsimile:  (011-511) 225-3289

and

BPZ Resources Inc.

Attention:  Chief Financial Officer or General Counsel

Two Westlake

580 Westlake Park Blvd., Suite 525

Houston, Texas 77079

Facsimile: (281) 556-6377

For IFC:

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

United States of America

Attention:                                         Director, Oil, Gas, Mining and Chemicals Department

Facsimile:                                            (202) 974-4768

With a copy (in the case of communications relating to payments) sent to the attention of the Director, Department of Financial Operations, at:

Facsimile:                                            (202) 522-7419.

Section 4.03.                             English Language.  (a) All documents to be provided or communications to be given or made under this Agreement shall be in the English language.

(b)                                 To the extent that the original version of any document to be provided, or communication to be given or made, to IFC under this Agreement or any other Transaction Document is in a language other than English, that document or communication shall be accompanied by an English translation certified by an Authorized Representative to be a true and correct translation of the original.  IFC may, if it so requires, obtain an English translation of any document or communication received in a language other than English at the cost and expense of the Borrowers.  IFC may deem any such English translation to be the governing version between the Borrowers and IFC.

Section 4.04.                             Term of Agreement.  This Agreement shall continue in force until all monies payable under it have been fully paid in accordance with its provisions.

Section 4.05.                             Disclosure of Information.  (a) IFC may disclose any documents or records of, or information about, this Agreement or any other Transaction Document, or the assets, business or affairs of the Borrowers to:

(i)                                     its outside counsel, auditors and rating agencies,

(ii)                                  any Person who intends to purchase a participation in a portion of any Loan or any participant in a Loan, and

(iii)                               any other Person as IFC may deem appropriate in connection with any proposed sale, transfer, assignment or other disposition of IFC’s rights under this Agreement or any Transaction Document or otherwise for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Agreement or any other Transaction Document.

(b)                                 The Borrowers acknowledge and agree that, notwithstanding the terms of any other agreement between the Borrowers and IFC, a disclosure of information by IFC in the circumstances contemplated by Section 4.05(a) does not violate any duty owed to the Borrowers under this Agreement or under any such other agreement.

Section 4.06.                             Successors and Assignees.  This Agreement binds and benefits the respective successors and assignees of the parties.  However, the Borrowers may not assign or delegate any of their rights or obligations under this Agreement without the prior consent of IFC.  IFC may assign or delegate any of its rights and obligations under the other Finance Documents in connection with any assignment or delegation of rights and obligations under this Agreement.

Section 4.07.                             Amendments, Waivers and Consents.  Any amendment or waiver of, or any consent given under, any provision of this Agreement shall be in writing and, in the case of an amendment, signed by the parties.

Section 4.08.                             Governing Law.  This Agreement is governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America.

Section 4.09.                             Dispute Resolution.  The provisions of Sections 9.7 (Jurisdiction and Enforcement) and 9.8 (Privileges and Immunities) of the Common Terms Agreement shall be applicable to this Agreement as if set forth in full herein.

Section 4.10.                             Counterparts.  This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed in their respective names as of the date first above written.

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L.

By:	/s/	Manuel Pablo Zúñiga-Pflücker
	Name:	Manuel Pablo Zúñiga-Pflücker
	Title:	President and CEO

BPZ MARINE PERU S.R.L.

By:	/s/	Manuel Pablo Zúñiga-Pflücker
	Name:	Manuel Pablo Zúñiga-Pflücker
	Title:	President and CEO

INTERNATIONAL FINANCE CORPORATION

By:	/s/	William Bullmer
	Name:	William Bullmer
	Title:	Associate Director

SCHEDULE 1

FORM OF REQUEST FOR DISBURSEMENT

(See Section 2.02 and Section 3.03 of the Loan Agreement)

[BPZ Exploración/BPZ Marine’s Letterhead]

[Date]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:                                         Director, Oil, Gas, Mining and Chemicals Department

Ladies and Gentlemen:

Investment No. 24346
Request for Loan Disbursement No. [•]*

1.                                       Please refer to the Loan Agreement (the “Loan Agreement”) dated as of August 15, 2008, between BPZ Exploración & Producción S.R.L. (“BPZ Exploración”), BPZ Marine Peru S.R.L. (“BPZ Marine”) and International Finance Corporation (“IFC”) and the Common Terms Agreement referred to therein. Terms defined in the Loan Agreement have their defined meanings whenever used in this request.

2.                                       [BPZ Exploración/ BPZ Marine] irrevocably requests the disbursement on                         ,          (or as soon as practicable thereafter) of the amount of                          (                        ) under the IFC Facility (the “Disbursement”) in accordance with the provisions of Section 2.02 of the Loan Agreement. You are requested to pay such amount to the account in [New York] of [BPZ Exploración & Producción S.R.L./BPZ Marine Peru S.R.L.] [Name of correspondent Bank], Account No.                          at [Name and Address of Bank] [for further credit to Account No.                          at [Name and address of Security Trustee] in Lima, Peru.

3.                                       For the purpose of Article III of the Loan Agreement, the Borrower certifies as follows:

(a)                                  no Event of Default and no Potential Event of Default has occurred and is continuing;

*                                         Each to be numbered in series.

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SCHEDULE 1

(b)                                 the proceeds of the Disbursement are at the date of this request needed by the Borrowers for the purpose of (i) the Project, or will be needed for such purpose within three (3) months of such date, (ii) the Permitted Nueva Esperanza Credit Support or (iii) establishing cash collateral in full for BPZ Exploración’s obligations secured under the Import Duty Contract pursuant to Section 6.1(b) (Use of Proceeds) of the Common Terms Agreement;

(c)                                  since the date of the Loan Agreement nothing has occurred which has or could reasonably be expected to have a Material Adverse Effect;

(d)                                 the representations and warranties made in Section 5 of the Common Terms Agreement (other than in Sections 5.1(f) and 5.1(h)) are true on the date of this request and will be true on the date of Disbursement with the same effect as if such representations and warranties had been made on and as of each such date, except that in the event any such representation or warranty has been expressly made only as of an earlier date, such representation and warranty is true and correct in all material respects as of such earlier date;

(e)                                  the proceeds of the Disbursement are not in reimbursement of, or to be used for, expenditures in the territories of any country that is not a member of the World Bank or for goods produced in or services supplied from any such country; and

(f)                                    no Lender has suspended or cancelled its commitment to make Loans in accordance with the terms of its Facility Agreement to the extent permitted to do so pursuant to the express terms thereof.

The above certifications are effective as of the date of this Request for Disbursement and shall continue to be effective as of the date of the Disbursement.  If any of these certifications is no longer valid as of or prior to the date of the requested Disbursement, the Borrower undertakes to immediately notify IFC.

Yours truly,

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L./BPZ MARINE PERU S.R.L.

By:
Authorized Representative

Copy to:	Director, Department of Financial Operations International Finance Corporation

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SCHEDULE 2

FORM OF DISBURSEMENT RECEIPT

(See Section 2.02 of the Loan Agreement)

[Borrower’s Letterhead]

International Finance Corporation

2121 Pennsylvania Avenue, N.W.

Washington, D.C. 20433

United States of America

Attention:                                         Director, Department of Financial Operations

Ladies and Gentlemen:

Investment No. 24346

Disbursement Receipt No. [•]*

We, [BPZ Exploración & Producción S.R.L./BPZ Marine Peru S.R.L.] hereby acknowledge receipt on the date hereof, of the sum of                        (      ) disbursed to us by International Finance Corporation (“IFC”) under the IFC Facility of fifteen million Dollars (US$15,000,000) provided for in the Loan Agreement dated as of August 15, 2008 between our company and IFC.

Yours truly,

BPZ EXPLORACIÓN & PRODUCCIÓN S.R.L./BPZ MARINE PERU S.R.L.

By:
Authorized Representative**

*                                         To correspond with number of the Disbursement request.  See Schedule 1.

**                                  As named in the Borrower’s Certificate of Incumbency and Authority.

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